Exhibit 10.5

AMENDED AND RESTATED
CONSULTING AGREEMENT

Dear Dr. Ron Neumann:

1.	Beginning the Effective Date, as defined herein below, you shall perform the services as described in Annex A, attached hereto, and any other services which will be mutually agreed upon between you and Tarsier Pharma Ltd. (“Tarsier Pharma”), in accordance with the instructions, guidelines and timetables for performance, provided from time to time by the CEO of Tarsier Pharma, or such other person designated by Tarsier Pharma’s CEO (collectively, the “Services”).

2.	This Agreement shall become effective commencing on June 1, 2026 (the: “Effective Date”).

3.	As a full and final consideration for the performance of your Services and the fulfillment of your responsibilities as a Consultant of Tarsier Pharma, Tarsier Pharma shall recompense you, with

3.1.	an hourly fee in the amount of NIS 1,100 (plus VAT, as required by law) up to the amount of hours per month specified by Tarsier Pharma (the “Fees”). All payments of the Fees hereunder shall be made on a monthly basis, within 30 days from, and subject to, receipt by Tarsier Pharma of a duly issued tax invoice(s). The Fees are inclusive of any and all taxes, and you shall bear full responsibility for all tax obligations of any kind or nature relating, directly or indirectly, to the Fees and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon Tarsier Pharma, Tarsier Pharma may deduct such amounts from any payments due to you. Tarsier Pharma shall be entitled to withhold and deduct from payments hereunder any and all amounts as may be required from time to time under any applicable law.

The Fees shall constitute full and final payment for the Services rendered pursuant to this Agreement and you shall not be entitled to any further payment in connection therewith.

You shall be entitled to receive reimbursement for expenses reasonably incurred in connection with the performance of your role as a Consultant of Tarsier Pharma, which were pre-approved in writing by the CEO of Tarsier Pharma, and against which appropriate receipts have been submitted to Tarsier Pharma.

All tax consequences arising out of this Agreement, including but not limited to, the grant of Options, the exercise of the Options or subsequent disposition of the shares covered thereby, shall be borne solely by you and Tarsier Pharma shall be entitled to withhold the issuance of any shares pending the payment of all such tax liabilities by you, at Tarsier Pharma’s discretion.

4.	Each of the parties shall be entitled to terminate this Agreement and the relationship hereunder, for any reason or no reason whatsoever, by giving the other party prior written notice of termination of 30 days, other than termination by Tarsier Pharma for Cause or as determined by court, which shall have immediate effect.

For these purposes, “Cause” shall mean: (i) conviction of a crime (ii) embezzlement of Tarsier Pharma funds; (iii) a material breach of your obligations under this Agreement, not cured within 7 days of receipt of written notice thereof.

The termination of this Agreement, for any reason whatsoever, shall not constitute unfair dismissal, nor shall you be entitled to payment of any compensation, reimbursement or otherwise, upon the occurrence of the same.

5.	It is hereby clarified that neither this Agreement nor the performance of your position shall be construed as creating or establishing between you and Tarsier Pharma any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship. You shall not represent yourself to be an agent or a representative of Tarsier Pharma and may not obligate Tarsier Pharma or otherwise cause Tarsier Pharma to be liable under any contract or otherwise unless otherwise approved in advance and in writing by the Board.

6.	This Agreement is to be governed by and construed in accordance with laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in a competent court in Tel-Aviv, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

7.	This Agreement (together with the Exhibits) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understanding relating to the subject matter hereof; The terms and provisions of this Agreement may be amended and/or waived only by a written agreement executed by both parties; Your rights and obligations under this letter may not be assigned by you without the prior written consent of Tarsier Pharma.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties hereto as of the date first above written.

Tarsier® Pharma Ltd.		Ron Neumann

By:	/s/ Daphne Haim-Langford	By:	/s/ Ron Neumann
Name:	Daphne Haim-Langford
Title:	Chief Executive Officer

Proprietary Information, Non-Competition and Assignment of Inventions Agreement

(the “Agreement”)

I acknowledge that as a result of my consulting services provided under the terms and provisions of that certain Consulting Agreement, dated as of May 28, 2026, by and between Tarsier® Pharma Ltd., a company registered under the laws of the State of Israel, with registration number 51-539864-2, which registered address is 10 HaMa’apilim St., Zichron Yaacov, 3093765, Israel (the “Company”) and Ron Neumann (the “Consulting Agreement”), I may develop, receive, or otherwise have access to confidential or proprietary information which is of value to the Company. I therefore agree, as a condition of my relationship with the Company, as follows:

1.	Nondisclosure

1.1.	Recognition of Company’s Rights; Nondisclosure. At all times during the term of the Consulting Agreement and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my Consulting Agreement, or unless an officer of the Company or the board of directors of the Company (the “Board”) expressly authorizes such in writing or unless such information becomes public knowledge. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work with the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2.	Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that is disclosed to me or to which I am otherwise exposed. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (excluding inventions not assignable under Section 2.3, hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3.	Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consulting Agreement and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Services I render to the Company, Third Party Information, unless expressly authorized by the Board or by an officer of the Company in writing.

1.4.	No Improper Use of Information of Prior Employers and Others. During the term of the Consulting Agreement, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Acknowledgement of Ownership; Assignment of Inventions.

2.1.	Proprietary Rights. The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; (v) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and (vi) all other intellectual property rights throughout the world.

2.2.	Assignment of Inventions. Subject to Sections 2.3 and 2.4, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of the Consulting Agreement with the Company and which are the result of the provision of services pursuant to the Consulting Agreement. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the term of the Consulting Agreement (i) which relate to the Company’s current or proposed business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work I performed for the Company. I agree to assign and do hereby assign to the Company or its designee(s) all my right, title and interest worldwide in such Company Inventions and in all intellectual property rights based upon such Inventions.

2.3.	Non-assignable Inventions. This Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and neither related to the Company’s actual business, research or development, nor resulted from work performed by me for the Company.

2.4.	Moral Rights. I agree that Moral Rights (as defined below), upon creation, considered Inventions of the Company and shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of it. I also hereby forever waives and agrees never to assert any and all Moral Rights that I may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.5.	Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.6.	Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) during the term of the Consulting Agreement, which are the result of the provision of Services pursuant to the Consulting Agreement (as defined therein) and which are protectable by copyright, are the property of the Company pursuant to applicable copyright law.

2.7.	Enforcement of Proprietary Rights.

2.7.1	I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue indefinitely beyond the termination of the Consulting Agreement, but the Company shall compensate me at a reasonable rate after the termination of the Consulting Agreement for the time actually spent by me at the Company’s request on such assistance.

2.7.2	In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.8.	Service Inventions:

2.8.1	Sections 2.2, 2.3 and 2.4 above will apply to any “Service Inventions” as defined in the Israeli Patent Law, 5727-1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or Company response to any such notice, under Section 132(b) of the Patent Law.

2.8.2	This Agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law. I acknowledge and agree that I will not be entitled to additional royalties, consideration or other payments with regard to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Company Inventions, Service Inventions or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments.

2.8.3	Without derogating from the aforesaid, it is hereby clarified that the level of the compensation payable to me in consideration for the services provided by me to the Company has been established based upon (among other things) the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that my compensation as an independent service provider of the Company includes full and final compensation and consideration to which I may be entitled under law with respect to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above.

3.	Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the term of the Consulting Agreement that are the result of the provision of Services pursuant to the Consulting Agreement, which records shall be available to and remain the sole property of the Company at all times.

4.	Competitive Activities. During the term of the Consulting Agreement and for a period of twelve (12) months from the date of termination of this Agreement for any reason (the “Termination Date”), I will not directly or indirectly: (A) carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) that directly competes with the technology of the Company (a “Competing Business”) (including, without limitation, as a shareholder); (B) act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply services in direct competition with the Company to any person who, to my knowledge, was provided with services by the Company any time during the twelve (12) months immediately prior to the Termination Date; (C) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to my knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date; or (D) employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed by the Company any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

5.	No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as a consultant to the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my relationship with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.	Return of Company Documents. At the conclusion of the Consulting Agreement, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7.	Notification of New Client or Employer. I will notify any new client or new employer (as applicable) of my obligations under this Agreement.

8.	General Provisions.

8.1.	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2.	Assignment. This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

8.3.	Survival. The provisions of this Agreement shall survive both the termination of the Consulting Agreement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.4.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5.	Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I provided services to the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.6.	Injunction. I agree that it would be difficult to measure damage to the Company from any breach of mine of the promises set forth in Sections 1, 2, 2.7 and 4 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I breach any provision of Sections 1, 2, 2.7 and 4 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by me without showing or proving any actual damage sustained by the Company.

8.7.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law. The competent courts located in the city of Tel-Aviv-Jaffa shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

This Proprietary Information, Non-Competition and Assignment of Inventions Agreement shall be effective as of the first day of the term of the Consulting Agreement by and between the parties hereof.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Ron Neumann

By:	/s/ Ron Neumann

ACCEPTED AND AGREED TO:

Tarsier® Pharma Ltd.

By:	/s/ Daphne Haim-Langford
Name:	Daphne Haim-Langford
Title:	Chief Executive Officer

ANNEX A

The Services

The services provided by the Consultant include:

●	Serve as Company’s Chief Medical Officer (CMO).

●	Provide feedback and ideas for improvement of new technologies related to Tarsier Pharma’s solution.

●	Provide feedback and ideas for improvements of Tarsier Pharma’s clinical strategy and clinical planning.

●	Provide feedback and ideas for improvements of Tarsier Pharma’s pre-clinical planning.

●	Participate, if applicable, in meetings with regulatory agencies.

●	Serve as sources of reference and consultation to Tarsier Pharma Board of Directors and CEO.

●	Actively promote Tarsier Pharma’s products among colleagues and business partners.